Weinberg & Baer LLC

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

Mr. Isaac Socolovsky, CEO

Safe Dynamics Corp.

113 Barksdale Professional Center

Newark, DE 19711

Dear Mr. Socolovsky:

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation in the Registration Statement of Safe Dynamics Corp. on the amended Form S-1 of our report on the financial statements of the Company as its registered independent auditor dated January 26, 2012, as of the period ended December 31, 2011, and from inception (May 11, 2011) through December 31, 2011. We further consent to the reference to our firm in the section on Experts.

Respectfully submitted,

Weinberg & Baer LLC

Baltimore, Maryland

February 7, 2012